UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
______________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 31, 2018

HNI Corporation
(Exact name of registrant as specified in charter)

Iowa	1-14225	42-0617510
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 East Second Street, P.O. Box 1109, Muscatine, Iowa  52761-0071
(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code:  (563) 272-7400

(Former name or former address, if changed since last report): N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 1 - Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement

On May 31, 2018, HNI Corporation (the "Corporation") entered into an agreement (the “Note Purchase Agreement”) to issue $100 million of senior, unsecured notes (the "Notes"). The Notes consist of the following series:

•	$50 million as 4.22% Series Notes, due May 31, 2025

•	$50 million as 4.40% Series Notes, due May 31, 2028

The Notes were sold at par on May 31, 2018 in a private placement transaction exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended. Interest on the Notes is payable semi-annually on May 31st and November 30th of each year until all principal is paid. Interest payments commence on November 30, 2018.

The Corporation’s obligations under the Note Purchase Agreement and the Notes rank pari passu in right of payment with all other senior, unsecured debt of the Corporation, including the Corporation’s debt under its senior revolving credit facility.

The Note Purchase Agreement contains restrictive covenants customary for such financings, including, among other things, covenants that place limits on the Corporation’s ability to incur liens on assets, incur additional debt, transfer or sell the Corporation’s assets, merge or consolidate with other persons, or enter into material transactions with affiliates. The Note Purchase Agreement also contains events of default customary for such financings, the occurrence of which will permit the purchasers of the Notes to accelerate the amounts due thereunder. In addition, the Note Purchase Agreement contains financial covenants materially consistent with those of the Corporation's senior revolving credit facility.

Pursuant to a Guaranty Agreement, certain of the Corporation’s subsidiaries guaranteed the payment of all principal, interest, and any applicable Make-Whole Amount (as defined below) on the Notes and the other payment and performance obligations of the Corporation contained in the Notes and in the Note Purchase Agreement.

The Corporation is permitted, at its option, to prepay, from time to time, at least 5% of the then-outstanding principal amount of any series of the Notes at 100% of the principal amount to be prepaid, together with interest accrued on such amount to be prepaid to the date of payment, plus any applicable Make-Whole Amount. The Make-Whole Amount is computed by discounting the remaining scheduled payments of interest and principal of the Notes being prepaid at a discount rate equal to the sum of 50 basis points and the yield to maturity of U.S. treasury securities having a maturity equal to the remaining average life of the Notes being prepaid.

The Corporation used the net proceeds from the issuance of the Notes to repay a portion of existing indebtedness held under the senior revolving credit facility.

The foregoing description of the Note Purchase Agreement, Guaranty Agreement and related matters is qualified in its entirety by reference to the Note Purchase Agreement and Guaranty Agreement which are filed as Exhibits 10.1 and 10.2 and are incorporated herein by reference.

Section 2 - Financial Information

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information contained in Item 1.01 is incorporated herein by reference.

Section 9 - Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Note Purchase Agreement, dated May 31, 2018, by and among HNI Corporation and the purchasers named in the agreement.
10.2	Guaranty Agreement, dated May 31, 2018, made by each of the guarantors named in the agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HNI CORPORATION
Date:	May 31, 2018	By	/s/ Steven M. Bradford
Steven M. Bradford Senior Vice President, General Counsel and Secretary